Exhibit 99

           Heritage Financial Enters Florida with New Branch in Ocala


    ALBANY, Ga.--(BUSINESS WIRE)--Sept. 6, 2006--Heritage Financial Group (NASDAQ: HBOS), the mid-tier holding company for HeritageBank of the South, today announced that the Company has opened its first branch in Florida, selecting the Ocala market as the entry point for its planned expansion into the state.
    Commenting on the Company's announcement, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, said, "We are excited to bring our style of community banking to Florida and the city of Ocala. Florida, which is expected to be one of the fastest growing states over the next 10 years, is in our view one of the nation's most attractive markets for banking. We think it's a natural extension for our business in Georgia, and we were impressed by the market analysis for Ocala/Marion County as we finalized our site selection. We are pleased to be here and look forward to establishing a strong and growing relationship with our new neighbors."
    The new branch for HeritageBank of the South is located in Ocala at the Triple Crown Plaza on State Road 200 at 11100 SW 93rd Court Road, Suite 8. The Company has purchased property for a permanent location on State Road 200, one mile west of I-75. The new 4,400-square-foot branch, expected to open in mid-2007, will feature three drive-through lanes, a drive-up ATM, a night depository, and safe deposit boxes.
    In connection with the Company's entry into Florida, Dorminey announced the addition of several key management members to lead the new region. John N. Kirk, a 16-year veteran of the banking and financial industry, has been appointed Regional President. Gary L. Platt, a long-time resident of Ocala with 38 years of banking experience, has joined HeritageBank of the South as Senior Vice President and commercial lender. Austin W. Long, Sr., who has 24 years of experience in branch management, has been named Vice President and branch manager.
    "We are fortunate to have assembled a capable and experienced team to manage our new operations in Ocala," Dorminey added. "John, Gary and Austin bring tremendous depth to their positions and are expected to be instrumental to our growth in Ocala and the region as we continue to explore and evaluate opportunities for further expansion."
    Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank with roots extending to 1955. HeritageBank of the South primarily serves Albany, Georgia, and surrounding Dougherty, Lee and Worth counties in Georgia through six full-service banking offices, in addition to the new branch in Ocala.
    As of June 30, 2006, Heritage Financial Group reported total assets of approximately $381 million and total stockholders' equity of approximately $68 million. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.
    Heritage, MHC, a mutual holding company formed in 2002, holds approximately 70% of the shares of Heritage Financial Group. The remaining 30% of Heritage Financial Group's shares are held by public stockholders following the Company's June 2005 initial public offering.

    Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.


    CONTACT: Heritage Financial Group
             T. Heath Fountain, 229-878-3370